Exhibit 99.2

In this Exhibit 99.2, references to “Wyndham,” “we,” “us,” “our,” and the “Company” refer to Wyndham Destinations, Inc. or any successor thereto and its subsidiaries on a consolidated basis will have the meanings specified below, unless the context otherwise requires.

Forward-Looking Statements
Forward‑looking statements in this document are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward‑looking statements or other public statements. These forward‑looking statements are based on various facts and have been derived utilizing numerous important assumptions and other important factors, and changes in such facts, assumptions or factors could cause actual results to differ materially from those in the forward‑looking statements. Forward‑looking statements include the information concerning our future financial performance, business strategy, projected plans and objectives. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. You should understand that the following important factors could affect our future results and could cause actual results to differ materially from those expressed in such forward‑looking statements:

•
the potential impact of the novel coronavirus global pandemic (“COVID-19”) and our related contingency plans and cost and investment reductions on our business, vacation ownership interest (“VOIs”) sales and tour flow and liquidity;

•	general economic conditions;

•	the performance of the financial and credit markets;

•	access to liquidity, capital and financing as a result of COVID-19 and the terms and cost thereof, as well as the Company’s credit rating;

•	the competition in and the economic environment for the timeshare industry;

•	the impact of war, terrorist activity, political strife, severe weather events and other natural disasters, and pandemics (including COVID-19) or threats of pandemics;

•	operating risks associated with the vacation ownership and vacation exchange businesses;

•
uncertainties related to our ability to realize the anticipated benefits of the spin-off of the hotel business (“Spin-Off”) Wyndham Hotels & Resorts, Inc. (“Wyndham Hotels”) or the divestiture of our North American and European vacation rentals businesses or the acquisition of Alliance Reservations Network (“ARN”);

•	unanticipated developments related to the impact of the Spin-Off;

•	the divestiture of our North American and European vacation rentals businesses;

•
the acquisition of ARN and related transactions, including any potential impact on our relationships with our customers, suppliers, employees and others with whom we have relationships, and possible disruption to our operations,

•	our ability to execute on our strategy; and

•	the timing and amount of future dividends and share repurchases, if any.

Other factors not identified above, including the risk factors described in our Annual Report on Form 10‑K for the year ended December 31, 2019, in any of our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, may also cause actual results to differ materially from those projected by our forward‑looking statements. Most of these factors are difficult to anticipate and are generally beyond our control.
You should consider the areas of risk described above, as well as those set forth under the heading “Risk Factors” in our Annual Report on Form 10‑K for the year ended December 31, 2019, in any of our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in connection with considering any forward‑looking statements that may be made by us and our businesses generally. We undertake no obligation to release any revisions to any forward‑looking statements, to report events or to report the occurrence of unanticipated events. For any forward‑looking statements included in this document, we claim the protection of the safe harbor for forward‑looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Non‑GAAP financial measures
The financial information discussed in this document includes certain measures not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Free cash flow from continuing operations and Adjusted Free cash flow from continuing operations, which include or exclude certain items. The Company utilizes non-GAAP measures on a regular basis to assess performance of its reportable segments and allocate resources. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors when considered with GAAP measures as an additional tool for further understanding and assessing the Company’s ongoing operating performance by adjusting for items which in our view do not necessarily reflect ongoing performance. Management also internally uses these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring.
Adjusted EBITDA is defined by the Company as net (loss)/income before depreciation and amortization, interest expense (excluding consumer financing interest), early extinguishment of debt, interest income (excluding consumer financing revenues) and income taxes. Adjusted EBITDA also excludes stock‑based compensation costs, separation and restructuring costs, transaction costs and impairments, gains and losses on sale/disposition of business, and items that meet the conditions of unusual and/or infrequent.
We believe that Adjusted EBITDA is a useful measure of performance for our segments which, when considered with GAAP measures, we believe gives a more complete understanding of our operating performance. We also internally use this measure to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Free cash flow from continuing operations is defined by the Company as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non‑recourse vacation ownership debt. The Company believes Free cash flow from continuing operations to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using Free cash flow from continuing operations versus the GAAP measures of net cash provided by operating activities as a means for evaluating the Company is that Free cash flow from continuing operations does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows. Adjusted Free cash flow from continuing operations is defined by the Company as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non‑recourse vacation ownership debt, while also adding back transaction costs for acquisitions and divestitures, separation adjustments associated with the Spin‑Off to reflect the performance of the Company as if it were separated from Wyndham Hotels during all reported periods, and certain adjustments related to COVID-19.
The non‑GAAP financial measures included herein should not be considered in isolation or as a substitute for the Company’s other financial information prepared in accordance with GAAP and our presentation of such non‑GAAP measures may not be comparable to similarly‑titled measures used by other companies. The reconciliation of the non‑GAAP measures included in this document to the most directly comparable GAAP measures for the reported periods appear in the “Preliminary estimated unaudited results for the three and six months ended June 30, 2020” section of this document.
Excerpts from the Preliminary Offering Memorandum dated July 20, 2020
Recent developments
Impact of COVID-19 on Our Business
Our response to COVID-19 initially focused on the health and safety of our owners, members, guests and employees, when we closed the majority of our resorts at the end of the first quarter 2020. Our focus then shifted to preserving cash, cutting costs and managing liquidity. Several of our business lines have strong recurring sources of income and cash flow, for example, consumer finance, hospitality and our exchange membership businesses. The fee streams from these businesses, which represented approximately 50% of Adjusted EBITDA in 2019, bolster our financial stability when our resorts are closed and when we are not generating VOI sales. Wyndham Vacation Clubs' resorts and sales operations were mostly closed for the months of April and May, and after implementing a re-opening plan we began a phased opening in June. We also incurred new expenses in connection with COVID-19, including exchange inventory write-off, employee compensation related costs and asset impairment.

We cannot presently determine the extent or duration of the overall operational and financial impact that COVID-19 will have on our business. We believe the ongoing effects of COVID-19 on our operations have had, and will continue to have, a significant adverse effect on our financial results and liquidity, and such negative impact may continue well beyond the containment of such an outbreak.

Cost Actions and Preservation of Cash Flow
We have taken early and significant actions to maximize cash flow. Over the last several months we have reduced the operating cost base by $205 million with $60 million of permanent cost reductions. Savings related primarily to the impact of staff reductions/furloughs, travel and expense and a reduction in third party vendor/consulting spend. Wyndham reviewed inventory and capital expenditure requirements and reduced both by a combined $124 million. Share repurchase activity stopped in March 2020. We also reduced our workforce and furloughed or laid off approximately 9,000 employees.

Implemented Reopening Strategy
We have worked with government authorities and health experts in establishing reopening criteria and methodologies, for example, curbside check-in, enhanced cleaning protocols and controlled amenity access. In May 2020, we partnered with Ecolab to launch the Vacation Ready program and our internal taskforce oversaw the implementation of safety protocols in-line with guidelines and in consultation with health experts. Our phased opening strategy ramped up through June and we finished the month with 85% of our resorts open. The majority of these resorts have re-opened without capacity restrictions following local health guidelines. We are not able to estimate the date that the remaining suspended operations will resume.

We have restarted our sales and marketing operations at the majority of the U.S. resorts that have reopened; however, revenue has not returned to pre-COVID levels. While the levels of restrictions on operations imposed by governmental authorities have been reduced in some locations, they have increased in other locations, and there is continued uncertainty regarding the trend of these restrictions going forward.

Obtaining Relief under the CARES Act
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act was established to provide emergency assistance and health care for individuals, families, and businesses affected by COVID-19 and generally support the U.S. economy. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, and technical corrections to tax depreciation methods for qualified improvement property. We expect to record $21 million of employee retention tax credits for the three months ended June 30, 2020, including credits from similar programs outside the U.S. We expect to continue to participate in these programs to a lesser degree in the third quarter of 2020. We have deferred social security payments and will have additional depreciation deductions relating to qualified improvement property. While we continue to review and consider any available benefits under the CARES Act or similar legislation that may be enacted in response to the COVID-19 pandemic for which we qualify, we cannot predict the manner in which such benefits will be allocated or administered and we cannot assure you that we will be able to receive such benefits in a timely manner or at all.

Focus on Higher Margin Business
As part of our reopening strategy, we plan to focus on higher margin owner business, harvesting our owner upgrade pipeline. Prior to this year, just under 40% of sales were to lower margin new owners. As part of our reopening strategy we will also increase our mix of owner sales in the near term.

We are also raising our credit standards and eliminating sub-640 FICOs which will strengthen our receivables portfolio going forward. We have closed some unprofitable marketing and sales locations and shifted marketing channels and resources to our most productive channels. All these changes are designed to result in higher VPGs (Volume per Guest) which is a measure of sales efficiency and is strongly correlated to profitability.

Preliminary Unaudited Results for the Three and Six Months Ended June 30, 2020
Our condensed consolidated financial statements for the three and six months ended June 30, 2020 are not yet complete. Accordingly, we are presenting preliminary estimates of certain operating results and liquidity information as of and for the three and six months ended June 30, 2020 based upon information available to us as of the date of this Current Report on Form 8-K. These estimates are preliminary, unaudited and are inherently uncertain. During the course of the preparation of our condensed consolidated financial statements and related notes, and completion of our financial close and review procedures for the three and six months ended June 30, 2020, adjustments to the preliminary estimates may be identified, and such adjustments may be material. These preliminary estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP, and they should not be viewed as indicative of our results for any future period. Actual results for the three and six months ended June 30, 2020 and future periods could differ materially from the estimates, trends and expectations discussed below. Accordingly, you should not place undue reliance on such estimates. Deloitte & Touche LLP, our independent registered public accounting firm has not audited, reviewed, compiled, or applied agreed-upon procedures, or performed any procedures with respect to this preliminary estimated financial information and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

We do not undertake any obligation to update these preliminary estimates. See “Forward-Looking Statements.” The preliminary estimates should be read together with the sections entitled “Risk factors,” “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10 K for the year ended December 31, 2019, as supplemented by our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

For the three months ended June 30, 2020, we expect to report net revenues of $343 million as compared to net revenues of $1,039 million for the three months ended June 30, 2019.

For the three months ended June 30, 2020, we expect to report net loss from continuing operations of $164 million as compared to net income from continuing operations of $118 million for the three months ended June 30, 2019.

For the three months ended June 30, 2020, we expect to report Adjusted EBITDA of $16 million as compared to Adjusted EBITDA of $255 million for the three months ended June 30, 2019. Included in our expected Adjusted EBITDA estimate is a timing benefit from the earlier recognition of approximately $15 million of employee retention tax credits for the three months ended June 30, 2020.

For the three months ended June 30, 2020, we expect to report Net cash provided by operating activities from continuing operations of $73 million and Adjusted Free cash flow from continuing operations of $166 million as compared to Net cash provided by operating activities from continuing operations of $114 million and Adjusted Free cash flow from continuing operations of $50 million for the three months ended June 30, 2019, respectively. For the six months ended June 30, 2020, we expect to report Net cash provided by operating activities from continuing operations of $130 million and Adjusted Free cash flow from continuing operations of $88 million as compared to Net cash provided by operating activities from continuing operations of $266 million and Adjusted Free cash flow from continuing operations of $298 million for the six months ended June 30, 2019, respectively.

The following condensed table reconciles Net (loss)/income from continuing operations to Adjusted EBITDA for each of the periods presented below (in millions):

	For the three months ended June 30, 2020 (Preliminary)	For the three months ended June 30, 2019 (Actual)

Net (loss)/income from continuing operations	$(164)	$118
Separation and related costs	—	22
Impairments & Restructuring (a)	61	1
COVID-19 related costs & other (b)	29	—
Taxes (c)	(21)	(5)
Adjusted net (loss)/income from continuing operations	$(95)	$135
Income taxes on adjusted net income	32	49
Stock‑based compensation expense (d)	6	5
Depreciation	29	27
Interest expense	46	40
Interest income	(2)	(2)
Adjusted EBITDA (e)	$16	$255

(a)
For the three months ended June 30, 2020, the preliminary estimated results include $22 million restructuring and $24 million impairment related to the decisions to abandon the remaining portion of administrative offices in New Jersey as well as $14 million of impairment charges for other assets.

(b)	Includes primarily employee compensation related expenses as a result of COVID-19.

(c)	Amounts represent the estimated tax effect of the adjustments.

(d)	All stock‑based compensation is excluded from Adjusted EBITDA.

(e)
Adjusted EBITDA is a non-GAAP measure, defined by the Company as net (loss)/income before depreciation and amortization, interest expense (excluding consumer financing interest), early extinguishment of debt, interest income (excluding consumer financing revenues) and income taxes. Adjusted EBITDA also excludes stock based compensation costs, separation and restructuring costs, transaction costs, impairments, gains and losses on sale/ disposition of business, and items that meet the conditions of unusual and/or infrequent. We believe that when considered with GAAP measures, Adjusted EBITDA is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods. We also internally use this measure to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. See “Non-GAAP Financial Measures.”

The following table reconciles net cash provided by operating activities to Free cash flow from continuing operations and Adjusted Free cash flow from continuing operations for each of the periods presented below (in millions):

	Unaudited
	For the three months ended June 30, 2020 (Preliminary)	For the three months ended June 30, 2019 (Actual)	For the six months ended June 30, 2020 (Preliminary)	For the six months ended June 30, 2019 (Actual)
Net cash provided by operating activities from continuing operations	$73	$114	$130	$266
Property and equipment additions	(18)	(30)	(39)	(50)
Sum of proceeds and principal payments of non‑recourse vacation ownership debt	89	(83)	(33)	17
Free cash flow from continuing operations (a)	$144	$1	$58	$233
Separation and other adjustments (b)	21	49	30	$65
Adjusted Free cash flow from continuing operations (c)	$166	$50	$88	$298

(a)
Free cash flow from continuing operations is a non-GAAP measure, defined by the Company as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt. The Company believes Free cash flow from continuing operations to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using Free cash flow from continuing operations versus the GAAP measures of net cash provided by operating activities as a means for evaluating Wyndham Destinations is that Free cash flow from continuing operations does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.

(b)	Includes cash paid for separation‑related activities and transaction costs for acquisitions and divestitures in 2019 and certain COVID-19 related payments in 2020.

(c)
Adjusted Free cash flow from continuing operations is a non‑GAAP measure, defined by the Company as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non‑recourse vacation ownership debt, while also adding back transaction costs for acquisitions and divestitures, certain COVID-19 related payments in 2020 and separation adjustments associated with the Spin-Off. See “Non-GAAP Financial Measures.”

Credit Facilities
As of March 31, 2020, after giving effect to the notes offered hereby and assuming the proceeds are used to repay our 5.625% secured notes due March 2021 with the remainder being used to repay a portion of the outstanding borrowings under our secured revolving credit facility and to pay related fees and expenses of this offering, our net leverage ratio, excluding non-recourse securitized debt and based on our Consolidated EBITDA (as defined in the Credit Agreement) for the twelve months ended March 31, 2020, would have been 2.8x and we would have had approximately $336 million available for borrowing under our secured revolving credit facility (in each case after giving effect to the repayment of $90 million of borrowings under our secured revolving credit facility in June 2020 as if it had occurred on or prior to March 31, 2020).

Liquidity and Capital Resources
As of June 30, 2020 we had unrestricted cash and cash equivalents of $1.05 billion. In addition, we had approximately $91 million of available commitments under our revolving credit facility, net of outstanding letters of credit of approximately $12 million.